Exhibit 99.1

Press Release For Immediate Release

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $4.84; includes $2.46 earnings per share from after-tax non-core items

•	Net earnings from continuing operations of $267 million ($3.08 per share)

•	Core net operating earnings of $2.38 per share, a 75% increase from the prior year period

•	First quarter annualized ROE of 29.9%; core operating ROE of 14.7%

•	Parent company cash of approximately $200 million; excess capital of $1.2 billion at March 31, 2021

•	Full year 2021 core net operating earnings guidance increased to $7.00 - $8.00 per share, from previous guidance of $6.25 to $7.25 per share

CINCINNATI – May 4, 2021 – American Financial Group, Inc. (NYSE: AFG) today reported 2021 first quarter net earnings attributable to shareholders of $419 million ($4.84 per share) compared to a net loss of $301 million ($3.34 per share loss) for the 2020 first quarter. Net earnings for the 2021 first quarter include after-tax non-core items totaling $213 million ($2.46 per share). As previously announced, the results of AFG’s Annuity operations are reported as discontinued operations beginning with the first quarter of 2021, in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued. AFG’s first quarter 2021 results included $152 million ($1.76 per share) in earnings from discontinued annuity operations and $61 million ($0.70 per share) in after-tax non-core net realized gains on securities. By comparison, the net loss attributable to shareholders in the 2020 first quarter included $426 million ($4.70 per share loss) in adverse after-tax non-core items. Other details may be found in the table on the following page. AFG’s book value per share was $78.53 as of March 31, 2021. Annualized return on equity was 29.9% and (23.1%) for the first quarters of 2021 and 2020, respectively.

Core net operating earnings were $206 million ($2.38 per share) for the 2021 first quarter, compared to $125 million ($1.36 per share) in the 2020 first quarter. The year-over-year increase was the result of substantially higher underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations and significantly higher P&C net investment income. Improved results from AFG’s $1.5 billion of alternative investments that are marked to market through core operating earnings were partially offset by lower other property and casualty net investment income, primarily due to lower short-term interest rates. Additional details for the 2021 and 2020 first quarters may be found in the table below. Core net operating earnings for the first quarters of 2021 and 2020 generated annualized returns on equity of 14.7% and 9.6%, respectively.

	Three Months Ended March 31,
Components of Pretax Core Operating Earnings	2021	2020(a)	2021	2020(a)	2021	2020(a)
In millions, except per share amounts	Before Alternative Impact of Investments		Alternative Investments Investments, net of DAC		Core Net Operating Earnings, as reported

P&C Pretax Core Operating Earnings	$211	$178	$77	$3	$288	$181
Real estate entities and other to be acquired from
Annuity operations	(1)	—	29	6	28	6
Other expenses	(34)	(17)	—	—	(34)	(17)
Holding company interest expense	(24)	(17)	—	—	(24)	(17)

Pretax Core Operating Earnings	152	144	106	9	258	153
Related provision for income taxes	30	26	22	2	52	28

Core Net Operating Earnings	$122	$118	$84	$7	$206	$125

Core Operating Earnings Per Share	$1.41	$1.28	$0.97	$0.08	$2.38	$1.36

Weighted Avg Diluted Shares Outstanding	86.6	91.1	86.6	91.1	86.6	91.1

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Book value per share, excluding unrealized gains related to fixed maturities, was $66.89 per share at March 31, 2021, compared to $63.61 at the end of 2020, a 5.2% increase. In the 2021 first quarter, AFG repurchased 1.76 million shares of its common stock at an average price of $108.98 per share, for a total of approximately $192 million.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of discontinued operations, net realized gains and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended March 31,
	2021	2020(a)
Components of net earnings (loss) attributable to shareholders:
Core operating earnings before income taxes	$258	$153
Pretax non-core items:
Realized gains (losses) on securities	77	(328)
Neon exited lines(b)	—	(10)

Earnings (loss) before income taxes	335	(185)
Provision (credit) for income taxes:
Core operating earnings	52	28
Non-core items	16	(69)

Total provision (credit) for income taxes	68	(41)

Net earnings (loss) from continuing operations including noncontrolling interests	267	(144)
Discontinued annuity operations	152	(160)
Less: Net earnings (losses) attributable to noncontrolling interests:
Non-core items	—	(3)

Net earnings (loss) attributable to shareholders	$419	$(301)

Net earnings (loss):
Core net operating earnings(c)	$206	$125
Non-core items:
Realized gains (losses) on securities	61	(259)
Neon exited lines(b)	—	(7)

Net earnings (loss) from continuing operations	267	(141)
Discontinued annuity operations	152	(160)

Net earnings (loss) attributable to shareholders	$419	$(301)
Components of earnings (loss) per share:(d)
Core net operating earnings(c)	$2.38	$1.36
Non-core items:
Realized gains (losses) on securities	0.70	(2.86)
Neon exited lines(b)	—	(0.07)

Diluted net earnings (loss) per share from continuing operations	$3.08	(1.57)
Discontinued annuity operations	1.76	(1.77)

Diluted net earnings (loss) per share	$4.84	$(3.34)

Footnotes (a), (b), (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are extremely proud of AFG’s first quarter 2021 results, especially in the wake of elevated industry catastrophe levels resulting from severe winter storms, a continued low interest rate environment and the impact of the pandemic. We are hopeful that the vaccine rollout will help to facilitate a full re-opening of our economy in the near future, and are acting on growth opportunities across our Specialty P&C portfolio of businesses. We are especially pleased with the performance of our alternative investments, which are marked to market through core earnings. These results, combined with our disciplined operating philosophy, lower catastrophe volatility than our peers, and a portfolio of diversified specialty insurance businesses helped us achieve an annualized core return on equity of nearly 15% in the quarter.

“AFG had approximately $1.2 billion of excess capital (including parent company cash of approximately $200 million) at March 31, 2021. The sale of our Annuity business to Massachusetts Mutual Life Insurance Company (MassMutual) is expected to close in the second quarter and will significantly enhance AFG’s cash and excess capital. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.

“Based on the strong results reported in the first quarter, we now expect AFG’s core net operating earnings in 2021 to be in the range of $7.00 to $8.00, an increase from our previous range of $6.25 to $7.25 per share. This guidance range excludes earnings from our discontinued annuity operations that will be sold to MassMutual, and continues to assume zero earnings on parent company cash, including the expected $3.4 billion in net cash proceeds (net of directly owned real estate assets to be acquired by AFG Parent) from the sale of the annuity operations as we continue to evaluate options for the deployment of excess capital. Our core earnings per share guidance excludes non-core items such as results of discontinued operations, realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations. Furthermore, the above guidance reflects a normal crop year and an annualized return of approximately 8% on alternative investments that are marked to market through core earnings over the remaining three quarters of 2021.”

Specialty Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were a record $288 million in the first quarter of 2021, compared to $181 million in the prior year period, an increase of 59%. Significantly higher earnings from alternative investments and substantially higher year-over-year P&C underwriting profit were partially offset by lower other P&C net investment income, primarily the result of lower interest rates.

The Specialty P&C insurance operations generated an underwriting profit of $134 million in the 2021 first quarter, compared to $89 million in the first quarter of 2020. While each of our Specialty P&C Groups produced higher year-over-year underwriting profit, the increase was primarily due to higher underwriting profitability in our Property and Transportation Group.

The first quarter 2021 combined ratio was a very strong 88.5%, improving 3.7 points from the prior year period. First quarter 2021 results include $59 million (5.2 points) of favorable prior year reserve development, compared to $48 million (4.2 points) in the comparable prior year period. Catastrophe losses, net of reinsurance and including reinstatement premiums were $31 million in the first quarter of 2021, primarily the result of winter storms in Texas. By comparison, catastrophe losses were $9 million in the prior year period.

AFG recorded an additional $9 million in reserve charges related to COVID-19 in the first quarter of 2021 – primarily related to its workers’ compensation businesses – and released approximately $6 million of accident year 2020 COVID-19 reserves based on loss experience. Given the uncertainties surrounding the ultimate number and scope of claims relating to the pandemic, approximately 69% of the $98 million in COVID-19 related reserves are held as incurred but not reported (IBNR) at March 31, 2021.

Gross and net written premiums were up 6% and 3%, respectively, in the 2021 first quarter compared to the prior year quarter, with healthy year-over-year growth reported within each of the Specialty P&C groups. Excluding workers’ compensation, gross and net written premiums grew 9% and 7% respectively, year over year. Average renewal pricing across our entire P&C Group was up approximately 12% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 16%. With the exception of workers’ compensation, we are continuing to achieve strong renewal rate increases in the vast majority of our businesses.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $56 million in the first quarter of 2021 compared to $27 million in the first quarter of 2020. Higher underwriting profit in our transportation, property & inland marine and crop businesses were the drivers of the year-over-year increase. Catastrophe losses in this group, net of reinsurance and inclusive of reinstatement premiums, were $22 million in the first quarter of 2021, primarily the result of winter storms in Texas. Catastrophe losses were $8 million in the comparable 2020 period.

First quarter 2021 gross and net written premiums in this group were 5% and 4% higher, respectively, than the comparable prior year period, with growth reported by nearly all the businesses in this group. The growth came primarily from our agricultural, property & inland marine and aviation businesses, primarily as a result of higher renewal rates. Overall renewal rates in this group increased 7% in the first quarter of 2021.

The Specialty Casualty Group reported an underwriting profit of $56 million in the first quarter of 2021 compared to $52 million in the comparable 2020 period. Higher profitability in our excess and surplus lines and excess liability businesses was partially offset by lower underwriting profit in our workers’ compensation businesses, primarily the result of lower year-over-year prior period favorable reserve development. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. The businesses in the Specialty Casualty Group achieved a very strong 90.2% calendar year combined ratio overall in the first quarter. Catastrophe losses for this group were approximately $2 million in the first quarter of 2021 and less than $1 million in the comparable prior year period.

First quarter 2021 gross written premiums increased 6%, and net written premiums were flat when compared to the same prior year period. Excluding workers’ compensation, gross and net written premiums grew by 13% and 8%, respectively year-over-year. With the exception of workers’ compensation, nearly all the businesses in this group achieved strong renewal pricing and reported premium growth during the first quarter. Significant renewal rate increases and strong renewal retention contributed to higher premiums in our excess liability businesses, which have higher cessions than other businesses in this group. Our executive liability and mergers and acquisitions liability businesses also contributed meaningfully to the year-over-year growth. These increases were partially offset by lower year-over-year premiums in our workers’ compensation businesses, which were primarily the result of lower renewal rates and decreased exposure bases. Renewal pricing for this group was up 15% in the first quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 25%.

The Specialty Financial Group reported an underwriting profit of $25 million in the first quarter of 2021, compared to $17 million in the comparable 2020 period. Higher year-over-year underwriting profitability in our financial institutions business was the primary driver of the increase. This group continued to achieve excellent underwriting margins, and reported an 84.1% combined ratio for the first quarter of 2021. Catastrophe losses for this group, net of reinsurance and inclusive of reinstatement premiums, were $6 million in the first quarter of 2021, compared to $1 million in the prior year quarter.

First quarter 2021 gross and net written premiums in this group were up 5% and 8%, respectively, when compared to the prior year period. New business opportunities, coupled with growth in accounts within our lender services businesses with higher retentions contributed to the increase in the quarter. Renewal pricing in this group was up approximately 8% for the quarter.

Carl Lindner III stated, “Operating earnings in our P&C Segment set a new record in the 2021 first quarter. Our Specialty P&C Group performed exceptionally well, with excellent underwriting margins, healthy year-over-year growth in net written premiums and very strong renewal pricing, especially in our longer-tailed liability lines of business. Based on results through the first three months, we continue to expect an overall 2021 calendar year combined ratio in the range of 89% to 91% and we now expect net written premiums to be 7% to 10% higher than the $5.0 billion reported in 2020, which is an increase from the range of +5% to +9% estimated previously. We expect the market to remain firm throughout 2021, allowing us to achieve solid renewal rate increases.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

P&C Net Investment Income – For the three months ended March 31, 2021, P&C net investment income was approximately 61% higher than the comparable 2020 period, and included significantly higher earnings from alternative investments marked to market through core operating earnings. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The annualized yield on alternative investments held in the P&C portfolio in the first quarter of 2021 was 29.8%. The cumulative return on these investments over the past five calendar years was nearly 10%. Excluding the impact of alternative investments, P&C net investment income decreased 15% year-over-year, reflecting lower market interest rates.

Non-Core Net Realized Gains (Losses) – AFG recorded first quarter 2021 net realized gains on securities of $61 million ($0.70 per share) after tax, which included $53 million ($0.61 per share) in after-tax net gains to adjust equity securities that the Company continued to own at March 31, 2021, to fair value. By comparison, AFG recorded net realized losses on securities of $259 million ($2.86 per share loss) in the comparable 2020 period. Prior period results have been adjusted to reflect the reclassification of AFG’s annuity operations to discontinued operations. See the table below under “Discontinued Annuity Operations” for additional information.

Unrealized gains on fixed maturities were $963 million after tax and after deferred acquisition costs (DAC) at March 31, 2021, a decrease of $292 million since year end 2020. This includes $774 million after tax and after DAC related to assets held by our discontinued annuity operations. Our portfolio continues to be high quality, with 87% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Sale of AFG’s Annuity Businesses to MassMutual

On January 27, 2021, AFG announced that it entered into a definitive agreement to sell its Annuity business to MassMutual for $3.5 billion in cash, subject to final closing adjustments to the extent that GAAP shareholders’ equity excluding accumulated other comprehensive income (AOCI) of the entities sold varies from $2.8 billion. GAAP shareholders’ equity (excluding AOCI) of the entities to be sold was $3.0 billion at March 31, 2021. Under the terms of the agreement, MassMutual will acquire Great American Life Insurance Company (“GALIC”) and its two insurance subsidiaries, Annuity Investors Life Insurance Company and Manhattan National Life Insurance Company. The sale is expected to close in the second quarter of 2021. At March 31, 2021, GALIC and its subsidiaries had approximately $43 billion of traditional fixed and indexed annuity reserves (included in liabilities of discontinued annuity operations).

Discontinued Annuity Operations

Beginning with the first quarter of 2021, AFG reports the results of its Annuity operations as discontinued operations, in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued. A reconciliation of amounts as previously presented to amounts reported as Discontinued Annuity Operations for the three month periods ended March 31, 2021 and March 31, 2020 appears below:

In millions	Three months ended March 31,
	2021	2020(a)
Pretax Annuity earnings historically reported as core operating	$166	$67
Amounts previously reported outside of annuity core earnings:
Impact of fair value accounting for FIAs and reinsurance accounting	22	(38)
Realized gains (losses)	81	(223)
Run-off life and long-term care	—	(3)

Pretax Earnings of Businesses to be Sold to MassMutual	$269	$(197)
Less earnings on assets to be retained by AFG included in continuing operations*	(28)	(6)

Total Pretax Results from Discontinued Annuity Operations	241	(203)
Less: related provision for taxes (credit)	89	(43)

Net Earnings (Loss) from Discontinued Annuity Operations	$152	$(160)

*Primarily earnings from the real estate entities to be acquired from the Annuity operations prior to closing of the sale.

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AFG recorded $41 million in tax liabilities triggered by the pending sale of the Annuity operations in the first quarter of 2021. AFG expects to recognize an after-tax gain on the sale of $680 million to $700 million ($7.85 to $8.10 per AFG share) upon closing. Prior to completion of the transaction, AFG’s P&C Group will acquire approximately $460 million in real estate-related partnerships from GALIC and AFG parent will acquire approximately $100 million in directly owned real estate from GALIC.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and fixed-indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. On January 27, 2021, AFG announced that it entered into a definitive agreement to sell its annuity business to Massachusetts Mutual Life Insurance Company. The sale is expected to close in the second quarter of 2021. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: that AFG may be unable to complete the proposed sale of its annuity business because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived, uncertainty as to the timing of completion of the proposed transaction, or failure to realize the anticipated benefits from the proposed transaction; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; the effects of the COVID-19 outbreak, including the effects on the international and national economy and credit markets, legislative or regulatory developments affecting the insurance industry, quarantines or other travel or health-related restrictions; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2021 first quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, May 5, 2021. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 7973701. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on May 12, 2021. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 7973701.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.AFGinc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until May 12, 2021 at 11:59 p.m. (ET).

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2021-11

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS (LOSS) AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2021	2020(a)
Revenues
P&C insurance net earned premiums	$1,173	$1,209
Net investment income	188	104
Realized gains (losses) on securities	77	(328)
Income of managed investment entities:
Investment income	46	59
Gain (loss) on change in fair value of assets/liabilities	2	(13)
Other income	23	24

Total revenues	1,509	1,055
Costs and expenses
P&C insurance losses & expenses	1,047	1,127
Interest charges on borrowed money	24	17
Expenses of managed investment entities	39	53
Other expenses	64	43

Total costs and expenses	1,174	1,240

Earnings (loss) from continuing operations before income taxes	335	(185)
Provision (credit) for income taxes	68	(41)

Net earnings (loss) from continuing operations, including noncontrolling interests	267	(144)

Net earnings (loss) from discontinued operations, including noncontrolling interests	152	(160)

Net earnings (loss) including controlling interests	419	(304)
Less: Net earnings (loss) from continuing operations attributable to noncontrolling interests	—	(3)

Net earnings (loss) attributable to shareholders	$419	$(301)
Earnings (loss) attributable to shareholders per diluted common share:
Continuing operations	$3.08	$(1.57)
Discontinued operations	1.76	(1.77)

Diluted earnings (loss) attributable to shareholders	$4.84	$(3.34)

Average number of diluted shares	86.6	90.3

Selected Balance Sheet Data:	March 31, 2021	December 31, 2020(a)
Total cash and investments	$13,900	$13,494
Long-term debt	$1,963	$1,963
Shareholders’ equity(e)	$6,685	$6,789
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(e)	$5,695	$5,493

Book value per share	$78.53	$78.62

Book value per share (excluding unrealized gains/losses related to fixed maturities)	$66.89	$63.61

Common Shares Outstanding	85.1	86.3

Footnotes (a) and (e) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Change
	2021	2020
Gross written premiums	$1,616	$1,526	6%

Net written premiums	$1,205	$1,165	3%

Ratios (GAAP):
Loss & LAE ratio	56.8%	58.5%
Underwriting expense ratio	31.7%	33.7%

Specialty Combined Ratio	88.5%	92.2%

Combined Ratio – P&C Segment	88.6%	92.8%

Supplemental Information:(f)
Gross Written Premiums:
Property & Transportation	$520	$494	5%
Specialty Casualty	904	849	6%
Specialty Financial	192	183	5%

	$1,616	$1,526	6%

Net Written Premiums:
Property & Transportation	$403	$386	4%
Specialty Casualty	588	586	-%
Specialty Financial	161	149	8%
Other	53	44	20%

	$1,205	$1,165	3%

Combined Ratio (GAAP):
Property & Transportation	85.6%	92.9%
Specialty Casualty	90.2%	90.7%
Specialty Financial	84.1%	89.1%
Aggregate Specialty Group	88.5%	92.2%

	Three months ended March 31,
	2021	2020
Reserve Development (Favorable) / Adverse:
Property & Transportation	$(43)	$(24)
Specialty Casualty	(9)	(24)
Specialty Financial	(8)	(2)
Other Specialty	1	2

	$(59)	$(48)

Points on Combined Ratio:
Property & Transportation	(11.1)	(6.1)
Specialty Casualty	(1.7)	(4.2)
Specialty Financial	(5.4)	(1.1)

Aggregate Specialty Group	(5.2)	(4.2)
Total P&C Segment	(5.1)	(3.4)

Footnote (f) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)

On January 27, 2021 AFG announced that it entered into a definitive agreement to sell its Annuity business to MassMutual. The results of AFG’s Annuity operations are reported as discontinued operations beginning with the first quarter of 2021, in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued.

b)

In January 2020, AFG announced its plans to exit the Lloyd’s of London insurance market and actions it had initiated to place its Lloyd’s subsidiaries including its Lloyd’s Managing Agency, Neon Underwriting Ltd., into run-off. AFG recognized after-tax non-core net expenses of $7 million ($0.07 per share) in the first quarter of 2020 related to the run-off of this business. AFG sold the legal entities that owned its Lloyd’s of London insurer, Neon, to RiverStone Holdings Limited in a transaction that closed in the fourth quarter of 2020.

c)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2021	2020(a)
Core Operating Earnings before Income Taxes:
P&C insurance segment	$288	$181
Real-estate entities and other to be acquired from
Annuity operations	28	6
Interest & other corporate expenses	(58)	(34)

Core operating earnings before income taxes	258	153
Related income taxes	52	28

Core net operating earnings	$206	$125

d)

Because AFG had a net loss for the first quarter of 2020, the impact of potential dilutive options (weighted average of 0.84 million shares) was excluded from AFG’s fully diluted earnings per share calculation. However, for the non-GAAP measure of core net operating earnings, the Company believes it is most appropriate to use the fully diluted share data that would have been used if AFG had net earnings for the first quarter.

e)

Shareholders’ Equity at March 31, 2021 includes $963 million ($11.32 per share) in unrealized after-tax, after-DAC gains on fixed maturities and $27 million ($0.32 per share) in unrealized after-tax, after DAC gains on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2020 includes $1.3 billion ($14.54 per share) in unrealized after-tax, after-DAC gains on fixed maturities and $41 million ($0.47 per share) in unrealized after-tax, after-DAC gains on fixed maturity-related cash flow hedges.

f)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.